As filed with the Securities and Exchange Commission on April 16, 2021

Registration No. 333-05483

Registration No. 333-11705

Registration No. 333-20921

Registration No. 333-37492

Registration No. 333-56842

Registration No. 333-230111

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-05483

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-11705

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-20921

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-37492

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-56842

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-230111

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEACOR HOLDINGS INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-3542736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Seacor Holdings Inc.

2200 Eller Drive, P.O. Box 13038

Fort Lauderdale, Florida 33316

(954) 523-2200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. Long

Executive Vice President, Chief Legal Officer & Corporate Secretary

Seacor Holdings Inc.

2200 Eller Drive

Fort Lauderdale, Florida 33316

(954) 523-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brett Nadritch, Esq.

Milbank LLP

55 Hudson Yards

New York, New York 10001

(212) 530-5000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”) filed by SEACOR Holdings Inc. (the “Company”):

•

The Registration Statement on Form S-3 (Registration Statement No. 333-05483), filed with the Securities and Exchange Commission (the “SEC”) on June 7, 1996, registering 1,834,613 shares of common stock, par value $0.01 per share of the Company (the “Common Stock”), as amended on June 14, 1996, as further amended on June 26, 1996.

•	The Registration Statement on Form S-3 (Registration Statement No. 333-11705), filed with the SEC on September 10, 1996, registering $1,176,646 worth of Common Stock.

•	The Registration Statement on Form S-3 (Registration Statement No. 333-20921), filed with the SEC on January 31, 1997, registering 790,736 shares of Common Stock.

•	The Registration Statement on Form S-3 (Registration Statement No. 333-37492), filed with the SEC on May 19, 2000, registering 83,615 shares of Common Stock, as amended on August 7, 2000.

•	The Registration Statement on Form S-3 (Registration Statement No. 333-56842), filed with the SEC on March 9, 2001, registering 433,629 shares of Common Stock, as amended on March 30, 2001.

•

The Registration Statement on Form S-3 (Registration Statement No. 333-230111), filed with the SEC on March 7, 2019, registering debt securities, shares of Common Stock, shares of Preferred Stock, warrants, units and guarantees of debt securities.

The Company is no longer issuing securities under the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all securities that were registered under the Registration Statements and remain unissued thereunder.

On April 15, 2021, Safari Merger Subsidiary, Inc. completed the tender offer (the “Offer”) to acquire all of the issued and outstanding shares of the Company’s Common Stock and on April 15, 2021, Safari Merger Subsidiary, Inc. merged with and into the Company pursuant to Section 251(h) of the Delaware General Corporation Law, with the Company emerging as the surviving corporation (the “Merger”, together with the Offer, the “Transactions”).

In connection with the Transactions, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the effective time of the Transactions, if any.

The foregoing description of the Transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is incorporated by reference to Exhibit 2.1 to the Form 8-K filed with the SEC by SEACOR Holdings Inc. on December 7, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, Florida, on April 16, 2021. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

SEACOR HOLDINGS INC.,

By:	/s/ William C. Long
Name:	William C. Long
Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary